Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Coca-Cola Bottling Co. Consolidated of our report dated March 14, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Coca-Cola Bottling Co. Consolidated’s Annual Report on Form 10-K for the year ended January 2, 2005. We also consent to the references to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

Charlotte, NC

August 15, 2005